                                                              EXHIBIT 99.(h)(39)


             SIXTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

     This Sixth Amendment to Securities Lending Agency Agreement is dated as of January 25, 2005 by and between Nicholas-Applegate Institutional Funds, an open-end investment company (the "Fund") acting on behalf of each of the portfolios listed on the attached Appendix A (each a "Portfolio" and collectively, the "Portfolios") and Brown Brothers Harriman & Co. ("BBH").

     Whereas pursuant to a Securities Lending Agency Agreement dated as of August 1, 2001 by and between BBH and the Fund on behalf of each Portfolio, as amended to date (the "Agreement"), BBH has been appointed its lending agent for the purpose of lending securities to approved borrowers on behalf of the Fund acting on behalf of each Portfolio;

     Whereas the Fund has requested, and BBH has agreed, to make certain modifications to the terms of the Agreement to permit certain new Portfolios to appoint BBH as their lending agent under the Agreement.

     Now therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

I.   AMENDMENT TO THE AGREEMENT

     The Agreement is hereby amended by deleting Appendix A thereto in its entirety and substituting therefor Appendix A attached hereto.

II.  MISCELLANEOUS

1. Other than as amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. By signing below where indicated, the Fund on behalf of each Portfolio hereby ratifies and affirms each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

3. Upon receipt by BBH of a fully executed copy of this Fifth Amendment, this Fifth Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in Section 23 of the Agreement. This Fifth Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Fifth Amendment.

BROWN BROTHERS HARRIMAN & CO.
AS AGENT


By:
   ----------------------------
Name:
Title:

NICHOLAS APPLEGATE INSTITUTIONAL FUNDS, on behalf of each Of the Portfolios listed on the attached Appendix A
AS FUND


By:
   ----------------------------
Name:  Deborah A. Wussow
Title: Assistant Secretary

                                   APPENDIX A

PORTFOLIOS

Nicholas-Applegate U.S. Convertible Fund
Nicholas-Applegate Emerging Countries Fund
Nicholas-Applegate Emerging Markets Opportunities Fund
Nicholas-Applegate Global Select Fund
Nicholas-Applegate U.S. Mini Cap Growth Fund
Nicholas-Applegate U.S. High Yield Bond Fund
Nicholas-Applegate International Growth Fund
Nicholas-Applegate International Growth Opportunities Fund
Nicholas-Applegate International Systematic Fund
Nicholas-Applegate U.S. Large Cap Value Fund
Nicholas-Applegate U.S. Large Cap Select Growth Fund
Nicholas-Applegate U.S. Systematic SMID Growth Fund
Nicholas-Applegate U.S. Small Cap Value Fund